EXHIBIT 10-E (a)


                                                       September 14, 1989
                                                       as amended June 8, 1995


                            COLGATE-PALMOLIVE COMPANY
                EXECUTIVE SEVERANCE PLAN, AS AMENDED AND RESTATED


1.  PURPOSE.
    -------

    The purpose of the Colgate-Palmolive Company Executive Severance Plan (the "Plan") is to provide executives who are in a position to contribute materially to the success of Colgate-Palmolive Company or any company at least 80% of whose voting shares are owned directly or indirectly by it (collectively, the "Company") with reasonable compensation in the event of their termination of employment with the Company under the circumstances described herein.

2.  EFFECTIVE DATE.
    --------------

    The Plan, as amended and restated, is effective as of September 14, 1989.

3.  ADMINISTRATION.
    --------------

    The Plan shall be administered by a Committee. Committee shall mean (i) prior to a Change of Control, the Committee appointed by the Board of Directors of the Company to control and manage the operation and administration of the Plan and (ii) following a Change of Control, the Committee described in (i) above as constituted immediately prior to the Change of Control with such changes in the membership thereof as may be approved from time to time following the Change of Control by a majority of the members of such Committee as constituted at the applicable time. The Company shall have no right to appoint members to or to remove members from the Committee following, or otherwise in connection with, a Change of Control. Any interpretation of the Plan or construction of any of its provisions by the Committee shall be final.

4.  PARTICIPATION.
    -------------

    The Committee shall from time to time select the employees who are to participate in the Plan (the "Participants") from among those employees who are determined by the Committee to be in a position to contribute materially to the success of the Company. The Company shall advise each Participant of his participation in the Plan by a letter setting forth (i) the benefits to which the




















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    Participant would become entitled, (ii) the period, expressed in months, and during or for which the Participant would become entitled to such benefits which period shall not be less than 12 months nor more than 36 months (the "Earned Benefit Period") and (iii) such other terms, provisions and conditions not inconsistent with the Plan as shall be determined by the Committee.

    A Participant shall cease to be a Participant in the Plan upon termination of employment with the Company or, if earlier, upon termination of the Plan. Notwithstanding the foregoing, a Participant who terminates employment prior to termination of the Plan shall remain a Participant until receipt of all of the payments, if any, to which he is entitled under the terms hereof.

5.  PAYMENTS UPON QUALIFIED TERMINATION OF EMPLOYMENT.
    -------------------------------------------------

    In the event of a Participant's Qualified Termination of Employment, the Participant shall be entitled, as compensation for services rendered (subject to any applicable payroll or other taxes required to be withheld) to:

    (a) receive an amount equal to the product of (i) the sum of (A) the Participant's annualized Monthly Base Salary at the rate in effect immediately prior to a Qualified Termination of Employment pursuant to
        Section 8(a)(i) or immediately prior to an Adverse Change in Conditions of Employment, as the case may be, or, if higher, at the highest rate in effect during the 90-day period preceding the Change of Control (for purposes of this Plan, Monthly Base Salary shall mean regular monthly salary as indicated by the Company's payroll records) and (B) the higher of (X) the highest annual bonus paid or payable to the Participant (either pursuant to the Company's Executive Incentive Compensation Plan or other bonus, incentive or compensation plan of the Company or otherwise) for any year during the five-year period ending immediately prior to the year in which the Qualified Termination of Employment occurs (provided, however, that if such five-year period includes the year in which the Change of Control occurs, then the annual bonus paid or payable for such year shall be deemed to be the higher of the said bonus actually paid or payable and the bonus that would have been paid for such year, determined as if all earnings, profit and other goals (whether established for the Participant or the Company), if any, had been met for such year and as if the Participant's employment had continued through the end of such year on the same basis as immediately prior to the Change of Control) and (Y) the bonus that would have been paid to the Participant (either pursuant to the Company's Executive Incentive Compensation Plan or other bonus, incentive or compensation plan of the Company or otherwise) for the year in which the Qualified Termination of Employment occurs, determined as if all earnings, profit or other goals (whether established for the Participant or the Company), if any, had been met for such year and as if the Participant had continued to be employed by




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        the Company through the end of such year on the same basis as immediately prior to a Qualified Termination of Employment pursuant to
        Section 8(a)(i) or immediately prior to an Adverse Change in Conditions of Employment, as the case may be, and (ii) a fraction, the numerator of which is the number of months in his Earned Benefit Period and the denominator of which is twelve provided, however, that such resulting
                                       --------  -------
        amount shall be reduced if and to the extent required by the terms of
        Section 9 hereof; such amount shall be payable in an undiscounted cash lump sum within 30 days of the Participant's Qualified Termination of Employment;

    (b) remain for his Earned Benefit Period an active Participant in all welfare benefit plans, including but not limited to plans providing life insurance, disability, accident, sickness, and/or medical benefits, in which, and on the same basis as, he was participating at the time of the Change of Control (or, if more favorable to the Participant, as in effect at any time thereafter with respect to other key executives), but subject to any coordination of benefits provisions contained in such plans, or, alternatively, be provided with substantially similar benefits for such period; notwithstanding the foregoing, the Participant shall not be required to make any contributions to the cost of such plans or benefits;

    (c) receive a single cash lump sum within 30 days of the Participant's Qualified Termination of Employment which is the actuarial equivalent of a monthly retirement benefit commencing on the earliest date on which such Participant's benefits could commence under the Company's Employees Retirement Income Plan, but not prior to the end of his Earned Benefit Period or age 65, whichever occurs first, in the form of a straight life annuity in an amount equal to the excess of (i) the benefits under the Employees Retirement Income Plan and the Supplemental Salaried Employees Retirement Plan or any successor plans thereto to which the Participant would have been entitled in the form of a straight life annuity (plus the value of any additional spouse's benefit) commencing on the earliest date on which such benefits could have commenced if he had remained in the employ of the Company during his Earned Benefit Period or until age 65, whichever occurs first, at his Monthly Base Salary at the rate determined pursuant to (a)(i)(A) above and assuming for this purpose that all accrued benefits are fully vested and that benefit accrual formulas are no less advantageous to the Participant than those in effect during the 90-day period preceding the Change of Control over
        (ii) the benefits to which the Participant would actually be entitled under the Employees Retirement Income Plan and the Supplemental Salaried Employees Retirement Plan if such benefits were paid in the form of a straight life annuity (plus the value of any additional spouse's benefit) commencing on the earliest date on which such benefits could actually commence; actuarial equivalence shall be determined using the Morgan Guaranty Trust Company of New York



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        corporate base rate of interest and the mortality table used to determine benefits under the Employees Retirement Income Plan, both as in effect on the date of the Participant's Qualified Termination of Employment; provided, however, that if more than one such mortality table is then in use, the mortality table that would result in the largest benefit to the Participant shall be used.

6.  PAYMENTS UPON CHANGE OF CONTROL.
    -------------------------------

    In the event of a Change of Control of the Company (and whether or not the Participant's employment terminates), a Participant shall be entitled, as compensation for services rendered (subject to any applicable payroll or other taxes required to be withheld) to:

    (a) receive for the year in which the Change of Control occurs a bonus (either pursuant to the Company's Executive Incentive Compensation Plan or other bonus, incentive or compensation plan of the Company or otherwise) equal to the product of (i) the amount determined pursuant to
        Section 5(a)(i)(B)(Y) provided, however, that if no such goals have been established for such year, the amount determined pursuant to Section 5(a)(i)(B)(X), and (ii) a fraction, the numerator of which is the number of months (or part thereof) in the period beginning January 1 of the year in which the Change of Control occurs and ending on the date of the Change of Control and the denominator of which is twelve; such bonus shall be payable in cash not later than March of the next following year or, if earlier, within 30 days of the Participant's Qualified Termination of Employment;

    (b) receive within 30 days following the Change of Control, all compensation amounts which the Participant has previously elected to defer.

7.  EXERCISABILITY OF STOCK OPTIONS UPON CHANGE OF CONTROL.
    ------------------------------------------------------

    In the event of a Change of Control (and whether or not the Participant's employment terminates), each stock option granted under any of the Company's stock option plans, whether or not otherwise exercisable as of such Change of Control, and that either was not granted in conjunction with a stock appreciation unit or was granted in conjunction with a stock appreciation unit whose value has been limited, shall be exercisable as of such Change of Control.

8.  QUALIFIED TERMINATION OF EMPLOYMENT.
    -----------------------------------

    (a) Qualified Termination or Employment with respect to any Participant shall mean termination of employment of the Participant with the Company, other than as a consequence of the death or Disability of the Participant, within two years after a Change of Control of the Company.


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        (i) by the Company for any reason other than for Cause, or

        (ii) by the Participant by reason of an Adverse Change in Conditions of Employment.

    (b) For the purpose or this Section, Cause shall mean serious, willful misconduct in respect of the Participant's obligations to the Company (including but not limited to final conviction for a felony or perpetration of a common law fraud) that has or is likely to result in material economic damage to the Company.

    (c) An Adverse Change in Conditions of Employment shall mean the occurrence of any of the following events:

        (i) change by the Company of the Participant's functions, duties or responsibilities, which change would cause the Participant's position with the Company to become one of less dignity, responsibility, importance or scope;

        (ii) a reduction by the Company of the Participant's Monthly Base Salary as in effect immediately preceding the Change of Control or as the same may thereafter be increased from time to time;

        (iii) failure by the Company to continue the Participant in any compensation or benefit plan in which, and on at least as favorable a basis as, he was participating immediately preceding the Change of Control or, if more favorable to the Participant, failure by the Company to provide for his participation in any compensation or benefit plan on a comparable basis and as in effect at any time thereafter with respect to other key employees;

        (iv) the Company's requiring the Participant to be based anywhere other than within fifty (50) miles of the principal office location of the Participant prior to the Change of Control, except for required travel on the Company's business to an extent substantially consistent with business travel obligations of the Participant prior to the Change of Control.

    A Participant's failure to object to a change described in (i), (ii), (iii) or (iv) shall not constitute a waiver of such change as an Adverse Change in Conditions of Employment. Any good faith determination by a Participant of an Adverse Change in Conditions of Employment shall be determinative.































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    (d) For purposes of the Plan, a Change of Control of the Company shall mean the happening of any of the following events:

        (i) an acquisition by any individual, entity or group (within the meaning of Section 13 (d)(3) or 14 (d)(2) of the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of the common stock, par value $1.00 per share of the Colgate-Palmolive Company, a Delaware corporation (the "Parent Company") (the "Outstanding Company Common Stock"), or (B) the combined voting power of the then outstanding voting securities of the Parent Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); excluding, however, the following: (1) any acquisition directly from the Parent Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Parent Company, (2) any acquisition by the Parent Company,
             (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Parent Company or any corporation controlled by the Parent Company or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses
             (A), (B) and (C) of subsection (iii) of this Section 8(d); or

        (ii) a change in the composition of the Board of Directors of the Parent Company (the "Board") such that the individuals who, as of February 17, 1994, constitute the Board (such Board shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 8(d), that any individual who becomes a member of the Board subsequent to February 17, 1994, whose election, or nomination for election by the Parent Company's stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or





























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        (iii)  the approval by the stockholders of the Parent Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Parent Company ("Corporate Transaction") excluding, however, such a Corporate Transaction pursuant to which (A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the outstanding Common Stock and outstanding Company voting securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Parent Company or all or substantially all of the Parent Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, or the outstanding Common Stock and outstanding Company voting securities, as the case may be, (B) no Person (other than the Parent Company, any employee benefit plan (or related trust) of the Parent Company or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

        (iv) the approval by the shareholders of the Parent Company of a complete liquidation or dissolution of the Parent Company.

   (e) Termination by the Company of a Participant's employment based on Disability shall mean termination because of absence from duties with the Company on a full time basis for 6 consecutive months, as a result of the Participant's incapacity due to physical or mental illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Participant or the Participant's legal representative (such agreement as to acceptability not to be withheld unreasonably).





























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9.  CERTAIN REDUCTION IN PAYMENTS.
    -----------------------------

    For purposes of this Section 9, (i) Payment shall mean any payment or distribution in the nature of compensation to or for the benefit of the Participant (whether paid or payable pursuant to the Plan or otherwise, but determined without regard to any reductions required by this Section 9);
    (ii) Net After Tax Receipt shall mean the Present Value of a Payment net of all taxes imposed on the Participant with respect thereto under Sections 1 and 4999 of the Code, determined by applying the highest marginal rate under
    Section 1 of the Internal Revenue Code of 1986, as amended (the "Code"), which applied to the Participant's taxable income for the immediately preceding taxable year; (iii) Present Value shall mean such value determined in accordance with Section 280G (d)(4) of the Code; and (iv) Reduced Amount shall mean the smallest aggregate amount of Payments which (a) is less than the sum of all Payments and (b) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if the aggregate Payments were any other amount less than the sum of all Payments.

    Anything in the Plan to the contrary notwithstanding, in the event Arthur Andersen LLP (the "Accounting Firm") shall determine that receipt of all Payments would subject the Participant to tax under Section 4999 of the Code, it shall determine whether some amount of Payments would meet the definition of a Reduced Amount. If the Accounting Firm determines that there is a Reduced Amount, the aggregate Payments shall be reduced to such Reduced Amount. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Participant shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company.

    If the Accounting Firm determines that aggregate Payments should be reduced to the Reduced Amount, the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof, and the Participant may then elect which and how much of the Payments shall be eliminated or reduced (as long as after such election the present value of the aggregate Payments equals the Reduced Amount), and shall advise the Company in writing of such election within ten days of his receipt of notice. If no such election is made by the Participant within such ten-day period, the Company may elect which of such Payments shall be eliminated or reduced (as long as after such election the present value of the aggregate Payments equals the Reduced Amount) and shall notify the Participant promptly of such election. All determinations made by the Accounting Firm under this Section 9 shall be binding upon the Company and the Participant and shall be made within 15 business days of the date of termination


























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    of the Participant's employment.  As promptly as practicable following such determination, the Company shall pay to or distribute to or for the benefit of the Participant such Payments as are then due to the Participant and shall promptly pay to or distribute to or for the benefit of the Participant in the future such Payments as become due to the Participant.

    While it is the intention of the Company and the Participant to reduce the amounts payable or distributable to the Participant hereunder only if the aggregate Net After Tax Receipts to the Participant would thereby be increased, as a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Participant pursuant to the Plan which should not have been so paid or distributed ("Overpayment") or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Participant pursuant to the Plan could have been so paid or distributed ("Underpayment"), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based either upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant which the Accounting Firm believes has a high probability of success or controlling precedent or other substantial authority determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Participant shall be treated for all purposes as a loan ab initio to the Participant which the Participant shall repay to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided however, that no such loan shall be deemed to have been made and no amount shall be payable by the Participant to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which the Participant is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

10. CONFIDENTIAL INFORMATION.
    ------------------------

    The Participant shall hold, in a fiduciary capacity for the benefit of the Company, all secret or confidential information, knowledge or data relating to the Company and its businesses which shall have been obtained by the Participant during his employment by the Company and which shall not be public knowledge (other than by acts of the Participant in violation of this provision). After termination of the Participant's employment with the Company, the Participant shall not, without the prior written consent of the Company, communicate or divulge any such



























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    information, knowledge or data to any one other than the Company and those persons designated by it. In no event shall an asserted violation of this Section constitute a basis for deferring or withholding any amounts otherwise payable to the Participant under the Plan.

11. FINANCING.
    ---------

    Benefit payments under the Plan shall constitute general obligations of the Company in accordance with the terms of the Plan. A Participant shall have only an unsecured right to payment thereof out of the general assets of the Company. Notwithstanding the foregoing, the Company may, by agreement with one or more trustees to be selected by the Company, create a trust on such terms as the Company shall determine to make payments to Participants in accordance with the terms of the Plan.

12. TERMINATION AND PAYMENT OF THE PLAN.
    -----------------------------------

    The Plan shall terminate on the later of (i) June 30, 1998, unless extended by the Board or (ii) in the event of a Change of Control of the Company on or before the termination date of the Plan, two years after such Change of Control, provided that the termination of the Plan shall not impair or abridge the obligations of the Company incurred under the Plan to any Participant.

    Prior to a Change of Control, the Company may from time to time terminate the Plan or amend the Plan in whole or in part. At any time upon or after a Change of Control, the Plan may notbe terminated or amended by the Company. The Plan may, however, be amended following a Change of Control by the Committee but only to the extent such amendment is required by law or is necessary or desirable to prevent adverse consequences to one or more Participants.

13. BENEFIT OF PLAN.
    ---------------

    The Plan shall be binding upon and shall inure to the benefit of the Participant, his heirs and legal representatives, and the Company and its successors. The term "successor" shall mean any person, firm, corporation or other business entity that, at any time, whether by merger, acquisition or otherwise, acquires all or substantially all of the stock, assets or business of the Company.

14. NON-ASSIGNABILITY.
    -----------------

    Each Participant's rights under this Plan shall be non-transferable except by will or by the laws of descent and distribution and except insofar as applicable law may otherwise require. Subject to the foregoing, no right, benefit or interest hereunder, shall be subject to anticipation, alienation, sale, assignment,


























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    encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall, to the full extent permitted by law, be null, void and of no effect.

15. OTHER BENEFITS.
    --------------

    Except as otherwise specifically provided herein, nothing in the Plan shall affect the level of benefits provided to or received by any Participant (or the Participant's estate or beneficiaries) as part of any employee benefit plan of the Company, and the Plan shall not be construed to affect in any way a Participant's rights and obligations under any other plan maintained by the Company on behalf of employees.

    The Participant shall not be required to mitigate the amount of any payment under the Plan by seeking employment or otherwise, and there shall be no right of set-off or counterclaim, in respect of any claim, debt or obligation, against any payments to the Participant, his dependents, beneficiaries or estate provided for in the Plan.

    In the event of a Change of Control of the Company on or before November 3, 1990, the benefits to which any Participant may become entitled under the Plan shall not be less than the benefits to which such Participant would have been entitled under the terms of the Plan as in effect on June 30, 1987.

16. TERMINATION OF EMPLOYMENT.
    -------------------------

    Nothing in the Plan shall be deemed to entitle a Participant to continued employment with the Company, and the rights of the Company to terminate the employment of a Participant shall continue as fully as though the Plan were not in effect.

17. SEVERABILITY.
    ------------

    In the event that any provision or portion of the Plan shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of the Plan shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

18. INDEMNIFICATION.
    ---------------

    If the Participant seeks, in any action, suit or arbitration, to enforce, or to recover damages for breach of, his rights under the Plan, the Participant shall be entitled to recover from the Company promptly as incurred, and shall be indemnified by























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    the Company against, any and all expenses and disbursements, including attorneys' fees, actually and reasonably incurred by the Participant. The Company shall also pay to the Participant prejudgment interest on any money judgment obtained by the Participant calculated at the Morgan Guaranty Trust Company of New York corporate base rate of interest in effect from time to time from the date that payment to him should have been made under the Plan.

19. DELAWARE LAW TO GOVERN.
    ----------------------

    All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of Delaware without regard to the conflict of law principles thereof.









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